EXHIBIT 99.1

Tootsie Roll Industries, Inc.
7401 South Cicero Avenue
Chicago, IL  60629
Phone 773/838-3400
Fax   773/838-3534

Press Release

STOCK TRADED:  NYSE			FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR			Tuesday, February 12, 2019


CHICAGO, ILLINOIS - February 12, 2019 - Ellen R. Gordon,
Chairman, Tootsie Roll Industries, Inc. reported fourth quarter and twelve months 2018 net sales and net earnings.

Fourth quarter 2018 net sales were $127,264,000 compared to $125,179,000 in fourth quarter 2017, an increase of $2,085,000 or 1.7%. Fourth quarter 2018 net earnings were $12,175,000 compared to $31,985,000 in fourth quarter 2017, and net earnings per share were $.19 and $.49 in fourth quarter 2018 and 2017, respectively. The prior year fourth quarter 2017 net earnings includes a favorable deferred income tax accounting adjustment of $20,318,000 or $.31 per share resulting from the estimated impact of the enactment of the U.S. Tax Cuts and Jobs Act (U.S. tax reform) in December 2017. Adjusting for the effects of this fourth quarter 2017 tax adjustment, comparable net earnings per share were $.19 and $.18, an increase of $.01 or 5.6%.

Twelve months 2018 net sales were $515,251,000 compared to $515,674,000 in twelve months 2017, a decrease of $423,000 or 0.1%. Twelve months 2018 net earnings were $56,893,000 compared to $80,864,000 in twelve months 2017, and net earnings per share were $.89 and $1.24 in twelve months 2018 and 2017, respectively. Adjusting for the effects of the 2017 tax adjustment discussed above, comparable net earnings per share were $.89 and $.93, a decrease of $.04 or 4.3%.

Mrs. Gordon said, "Fourth quarter 2018 sales were up 1.7% compared to fourth quarter 2017, which includes an increase of 3.4% in U.S. sales in the quarter. The timing of certain foreign sales between third and fourth quarter in the comparative 2018 and 2017 periods adversely affected fourth quarter consolidated 2018 sales.

Net earnings for fourth quarter and twelve months 2018 were adversely affected by significant increases in freight and delivery expenses. These expenses reflect higher freight rates driven by the continuing imbalance between supply and demand for over-the-road truck delivery as well as higher fuel costs. Freight and delivery expenses began their significant acceleration in fourth quarter 2017, and therefore, this impact was less significant in the comparative fourth quarters of 2018 and 2017, than for the twelve months 2018 and 2017.

Increases in manufacturing wages and employee healthcare and other benefit costs principally resulting from unfavorable experience under our self-insurance programs, and higher legal and professional fees had an adverse impact on fourth quarter and twelve months 2018 results. Costs relating to quality improvements in product packaging and start-up of new manufacturing packaging lines being phased into service during 2018 also had an unfavorable impact on twelve months 2018 gross profit margins when compared to 2017. The Company is continuing its investments in its manufacturing operations and products to meet new consumer and customer demands, achieve quality improvements to increase consumer product acceptance, and realize operational efficiencies and savings. Manufacturing efficiencies driven by capital investments and ongoing cost containment programs mitigated some of these higher input costs and expenses discussed above.

Foreign subsidiary impairment charges adversely affected pretax income by approximately $1,126,000 and $2,371,000 in fourth quarter and twelve months 2018 and 2017, respectively. Unfavorable foreign exchange also had some unfavorable impact on fourth quarter and twelve months 2018 results when compared to the prior year comparative periods. Earnings per share did benefit from stock purchases in the open market resulting in fewer shares outstanding in both fourth quarter and twelve months 2018.

Fourth quarter and twelve months 2018 net earnings benefited from a lower U.S. federal income tax rate resulting from U.S. tax reform legislation enacted in December 2017. In connection with this tax reform legislation, the Company recorded a net tax benefit of $20,318,000, or $.31 per share, during fourth quarter 2017. This benefit reflected the estimated accounting adjustment from the revaluation of the Company's net deferred income tax liabilities as of December 31, 2017 to reflect the new lower U.S. corporate income tax rate. As a result of this tax legislative change, including the above discussed revaluation of deferred tax liabilities, the Company's effective income tax rate was 23.5% in fourth quarter 2018 compared to negative 110.9%, a net tax credit, in fourth quarter 2017; and 22.4% in twelve months 2018 compared to 4.6% in twelve months 2017.

The confectionary industry has taken pricing actions to recover many of the same input cost increases that we have and continue to experience, including higher freight and delivery expenses. The Company has also taken selective price increases, effective at the beginning of 2019, to recover these same input cost increases."


Safe Harbor Statement - The Company has included a non-GAAP discussion regarding the impacts of tax reform. The Company believes this discussion provides meaningful supplemental information to both management and investors that is indicative of the Company's core net results and facilitates comparison of net results across reporting periods. The Company uses this non-GAAP measure when evaluating its financial results as well as for internal evaluation and analysis purposes. This non-GAAP measure should not be viewed as a substitute for the Company's GAAP results.



















                     TOOTSIE ROLL INDUSTRIES, INC.
               CONSOLIDATED SUMMARY OF SALES & EARNINGS
                        FOR THE PERIODS ENDED
                       DECEMBER 31, 2018 & 2017

                                             FOURTH QUARTER ENDED
                                            2018              2017

Net Product Sales                      $ 127,264,000     $ 125,179,000

Net Earnings                           $  12,175,000     $  31,985,000

Net Earnings Per Share   *                 $ .19             $ .49

Average Shares Outstanding *              64,065,000        64,706,000

                                               TWELVE MONTHS ENDED
                                            2018              2017

Net Product Sales                      $ 515,251,000     $ 515,674,000

Net Earnings                           $  56,893,000      $ 80,864,000

Net Earnings Per Share   *                 $0.89             $1.24

Average Shares Outstanding *              64,216,000        65,048,000



  *Based on average shares outstanding adjusted for 3% stock dividends distributed April 06, 2018 and April 17, 2017.